NEWS RELEASE

Coeur Reports Solid First Quarter Results

COEUR D'ALENE, Idaho - May 7, 2012 - Coeur d'Alene Mines Corporation (NYSE:CDE, TSX:CDM) produced 4.9 million ounces of silver and 43,901 ounces of gold in the first quarter of 2012, which resulted in $204.6 million in sales and $93.8 million in operating cash flow1 during the first quarter of 2012.

First Quarter Highlights:

•	Net metal sales totaled $204.6 million, 3% higher than the first quarter of 2011.

•	Silver production totaled 4.9 million ounces, 19% higher than last year's first quarter, and gold production totaled 43,901 ounces.

•	Cash operating costs[1] decreased 25% to $6.29 per silver ounce.

•	Silver and gold sales totaled 4.3 million ounces and 38,884 ounces, respectively.

•	Operating cash flow[1] increased 4% to $93.8 million.[2]

•	General and administrative expenses decreased 38%.

•	Adjusted earnings[1] totaled $41.5 million, or $0.46 per share, an 11% increase over the first quarter of 2011.[3]

•	Average realized prices were $32.61 per ounce for silver and $1,702 per ounce for gold, 4% and 24% higher, respectively, than the first quarter of 2011.

•	Cash, cash equivalents, and short-term investments totaled $153.2 million[4] as of March 31.

“The first quarter operating and financial results reflect a solid start to 2012. We are particularly pleased that full production has resumed two months ahead of schedule at Kensington,” said Mitchell J. Krebs, Coeur's President and Chief Executive Officer. "Despite cost pressures throughout our industry, we are proud to have reduced cash operating costs1 per ounce by 25% in the first quarter compared to the same period last year. In addition, we experienced a 38% reduction in our general and administrative costs. Our 2012 production guidance of 18.5 - 20.0 million ounces of silver and 210,000 - 230,000 ounces of gold remains unchanged. With silver and gold prices remaining resilient, we are on-track for a robust second quarter and full-year 2012 performance."

Mr. Krebs continued, “Palmarejo remains our largest producer and cash flow contributor and posted a strong first quarter. San Bartolomé performed consistently in the first quarter and successfully operated above the 4,400 meter level during most of the quarter. The first quarter marked Rochester's initial three months of operation since resuming active mining in December. We expect production at Rochester to increase each quarter of 2012 as more material is added to the new leach pad. With Kensington now completing several critical projects, the focus will turn to achieving sustainable production levels and reducing costs. With Kensington and Rochester reaching operational consistency, all four of our major long-lived mines are expected to contribute to strong second quarter and full-year performance."

1.
EBITDA, operating cash flow, adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

2.
Net cash provided by operating activities for the first quarter was $17.0 million compared with $35.8 million for the same time period in 2011. This decrease is primarily the result of a significant tax payment in Bolivia and an increase in inventory due to timing differences between ounces produced and ounces sold.

3.
The Company's U.S. GAAP earnings were negatively impacted by a $23.1 million fair value adjustment, which resulted in net income of $4.0 million, or $0.04 per share, for the first quarter of 2012 compared to net income of $12.5 million, or $0.14 per share, in the first quarter of 2011.

4.	Excludes marketable securities of $20.3 million.

Table 1: Financial Highlights (Unaudited)

US$ in millions (except price of silver and gold)	1Q 2012	1Q 2011	Quarter Variance
Sales of Metal	$204.6	$199.6	3%
Production Costs	$92.6	$92.5	—%
EBITDA (1)	$96.8	$88.6	9%
Adjusted Earnings (1)	$41.5	$37.5	11%
Adjusted Earnings Per Share(1)	$0.46	$0.42	10%
Net Income	$4.0	$12.5	(68)%
EPS	$0.04	$0.14	(71)%
Operating Cash Flow (1)	$93.8	$90.1	4%
Capital Expenditures	$31.6	$15.9	99%
Cash and Equivalents	$151.9	$64.4	136%
Total Debt (1)	$122.0	$168.0	(27)%
Weighted Average Shares Issued & Outstanding	89.6	89.3	—%
Avg. Realized Price - Silver	$32.61	$31.27	4%
Avg. Realized Price - Gold	$1,702	$1,374	24%

Net metal sales were slightly higher in the first quarter of 2012 than in the first quarter of 2011. This is due largely to higher silver and gold realized prices and increased silver ounces sold, offset by fewer gold ounces sold due to the temporary curtailment of production at Kensington. Silver contributed 68% of the Company's total metal sales during the first quarter of 2012 compared to 56% during the first quarter of 2011.

First quarter production costs of $92.6 million were flat compared to last year's first quarter. General and administrative expenses decreased by $4.6 million, or 38%, from $12.2 million to $7.6 million as compared to the first quarter of 2011. The decrease was primarily caused by lower stock-based compensation expense.

Coeur reports a non-U.S. GAAP metric of adjusted earnings1 as a measure of operating income, which excludes non-cash fair value adjustments, other non-cash adjustments, deferred taxes and discontinued operations. First quarter 2012 adjusted earnings1 were $41.5 million, or $0.46 per share, which was 11% higher than adjusted earnings in the first quarter of 2011 of $37.5 million, or $0.42 per share. On a U.S. GAAP basis, the Company realized net income of $4.0 million, or $0.04 per share, in the first quarter compared with net income of $12.5 million, or $0.14 per share, in the first quarter of 2011. The first quarter net income was impacted by fair value adjustments that decreased net income by $23.1 million. These fair value adjustments are driven primarily by higher gold prices which increased the estimated future liabilities related to a gold royalty obligation at Palmarejo. Net income was also impacted by higher exploration expense and significantly higher income tax expense.

Prior to changes in working capital, Coeur generated operating cash flow1 of $93.8 million during the first quarter of 2012, slightly higher than a year ago. Changes in working capital consumed $76.8 million during the first quarter driven primarily by a significant tax payment in Bolivia and an increase in inventory due to timing differences between ounces produced and ounces sold. After working capital changes, the Company generated cash flow from operations of $17.0 million during the first quarter of 2012 compared to $35.8 million during the first quarter of 2011.

Capital expenditures totaled $31.6 million during the first quarter. Capital expenditures of $10.9 million were incurred at Kensington for the construction of the paste backfill plant, surface construction projects and underground development. San Bartolomé incurred $10.2 million of capital expenditures for tailings facility construction. Palmarejo incurred $7.2 million of capital expenditures most of which was for construction work at its tailings facility.

1.
EBITDA, operating cash flow, adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

Cash, cash equivalents, and short-term investments totaled $153.2 million at March 31, 2012 and stood at approximately$175.0 million as of April 30, 2012. Shares outstanding remained steady at 89.9 million.

Table 2: Operational Highlights: Production

(silver ounces in thousands)	1Q 2012		1Q 2011		Quarter Variance
	Silver	Gold	Silver	Gold	Silver	Gold
Palmarejo	2,483	31,081	1,730	27,759	44%	12%
San Bartolomé	1,591	—	1,711	—	(7)%	n.a.
Rochester	441	5,292	334	1,451	32%	265%
Martha	123	84	180	244	(32)%	(66)%
Kensington	—	7,444	—	23,676	n.a.	(69)%
Endeavor	248	—	149	—	66%	n.a.
Total	4,886	43,901	4,104	53,130	19%	(17)%
Additional operating statistics are in the tables in the Appendix.

Table 3: Operational Highlights: Cash Operating Costs 1

	1Q 2012	1Q 2011	Quarter Variance
Palmarejo	$(2.27)	$4.80	(147)%
San Bartolomé	$10.21	$9.13	12%
Rochester	$23.35	$10.28	127%
Martha	$46.48	$24.44	90%
Endeavor	$16.64	$17.15	(3)%
Total	$6.29	$8.36	(25)%
Kensington	$2,709	$989	174%
Additional operating statistics are in the tables in the Appendix.

During the first quarter of 2012, silver production was 4.9 million ounces while gold production was 43,901 ounces, 19% higher and 17% lower, respectively, than a year ago. Lower gold production was expected due to the temporary reduction in mining and processing activities at Kensington. Kensington's production is expected to increase throughout the remainder of 2012 while costs are expected to decline.

Consolidated cash operating costs1 were $6.29 per silver ounce in the first quarter, a significant decrease of 25% from a year ago due primarily to sharply lower costs at Palmarejo. Rochester's costs are expected to continue to decline as production increases throughout the remainder of 2012.

Palmarejo, Mexico - Lower Cash Operating Costs Led to Higher Cash Flow

•	First quarter silver production increased 44% to 2.5 million ounces compared to the first quarter of 2011. Over the same period, gold production increased 12% to 31,081 ounces.

•	Significantly higher tons milled and higher recovery rates, especially for silver, led to higher production levels and lower cash operating[1] costs per ounce.

•	First quarter cash operating costs[1] per silver ounce were sharply lower at $(2.27) compared to $4.80 a year ago.

•	Palmarejo is the Company's largest contributor of sales and operating cash flow[1], reaching $123.7 million and $79.1 million respectively, in the first quarter. Capital expenditures were $7.2 million.

1.
EBITDA, operating cash flow, adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

San Bartolomé, Bolivia - Steady Performance

•	As anticipated, silver production decreased 7% to 1.6 million ounces due to mining lower grade ore, partially offset by a higher recovery rate, compared to a year ago.

•	Cash operating costs[1] increased 12% compared to last year's first quarter to $10.21 per silver ounce.

•	San Bartolomé contributed $41.4 million in sales and $20.8 million in operating cash flow[1] in the first quarter. Capital expenditures were $10.2 million.

Kensington, Alaska - Full Production Resumes Ahead of Schedule

•
The Company announced on April 26, 2012 that Kensington is resuming full production ahead of schedule after completing several critical projects, including an underground paste backfill plant, which is currently being commissioned, upgrading the mine's electrical infrastructure, and construction of several new surface facilities. Underground development and infill drilling are advancing ahead of schedule.

•	Due to the planned temporary reduction in production that began in December 2011, Kensington produced 7,444 ounces of gold at cash operating costs[1] of $2,709 per ounce during the first quarter.

•	The Company's production guidance for 2012 remains unchanged at 82,600 - 86,500 ounces of gold. Approximately two-thirds of Kensington's gold production is expected in the second half of 2012.

•	The mine contributed $10.4 million in sales while operating cash flow[1] was $(7.8) million in the first quarter of 2012. Capital expenditures were $10.9 million.

Rochester, Nevada - First Full Quarter of New Production

•
Silver production increased 32% in the first quarter to 0.4 million ounces and gold production increased 265% to 5,292 ounces due to initial production from the new leach pad that was constructed in 2011.

•	Cash operating costs[1] were $23.35 per ounce during the first quarter and are expected to decrease steadily as production increases during the remainder of 2012.

•	The mine contributed $18.8 million in sales and $7.2 million in operating cash flow[1] in the first quarter. Capital expenditures were $2.6 million.

Exploration Highlights

The Company plans to spend approximately $40.0 million in exploration during 2012 with approximately 84% of the budget focused on expanding reserves and resources around existing operations. During the first quarter, the Company completed 67,671 meters (222,016 feet) of core and reverse circulation drilling and trenching in its global exploration program.

Palmarejo, Mexico

The Company completed 37,186 meters (122,001 feet) of drilling in the Palmarejo District during the first quarter. Drilling was divided between targets around the Palmarejo mine using both surface and underground drill platforms, specifically the Rosario, Tucson and Chapotillo zones, and at Guadalupe and other targets including La Patria, Independencia and Guerra al Tirano. The bulk of the drilling will take place at Guadalupe and Palmarejo in the second quarter of this year.

Joaquin, Argentina

A total of 14,342 meters (47,021 feet) of drilling was completed in the Santa Cruz Province of southern Argentina in the first quarter. Over 92% of the drilling was completed at the Joaquin joint venture property, with a focus on expanding and increasing the confidence of mineralization at the La Morocha and La Negra deposits and to collect new samples for metallurgy tests. An updated mineral resource estimate is expected to be completed by the end of the second quarter. Upon completion of a feasibility study, the Company's managing and participating interest will increase from 51% to 61%. Subject to certain conditions, the Company has an option to increase its interest further. The Joaquin

1.
EBITDA, operating cash flow, adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

Project is located approximately 70 kilometers (43 miles) north of the Company's Martha Mine.

Rochester, Nevada

Drilling at Rochester continued at the pace set in the second half of 2011. A total of 12,634 meters (41,450 feet) of reverse circulation drilling were completed on the property. In addition, drilling of surface stockpiles commenced in the quarter.
Kensington, Alaska

Exploration at Kensington consisted of 3,014 meters (9,887 feet) of core drilling in the first quarter. Nearly all of the drilling was devoted to the Raven vein zone which is located approximately 685 meters (2,250 feet) due west of the Kensington ore body. In addition, drilling recommenced on the new Kensington South target which is immediately south of and on trend with the Kensington ore body and has seen little historic exploration. In addition, up to 3 drills were employed to complete 6,211 meters (20,377 feet) of definition drilling to further define the lower part of Zone 10 at Kensington which is expected to form the bulk of mining for the next three years.

2012 Outlook

Production guidance and silver cash operating costs per ounce for 2012 remain unchanged from the Company's February 23, 2012 news release. Coeur expects to produce 18.5 - 20.0 million ounces of silver and 210,000 - 230,000 ounces of gold in 2012. Cash operating costs1 are expected to average $6.50 - $7.50 per ounce of silver (assuming $1,500 per ounce of gold for the by-product credit). Kensington's cash operating costs1 are expected to average approximately $1,150 - $1,250 per ounce of gold for the full year.
Table 4: 2012 Production Outlook

(silver ounces in thousands)	Country	Silver	Gold
Palmarejo	Mexico	8,500-9,000	98,000-108,000
San Bartolomé	Bolivia	6,300-6,700	—
Rochester	Nevada, USA	2,600-2,900	30,000-35,000
Martha	Argentina	700-900	400-500
Endeavor	Australia	400-500	—
Kensington	Alaska, USA	—	82,600-86,500
Total		18,500-20,000	210,000-230,000

Conference Call Information
Coeur will hold a conference call to discuss the Company's first quarter of 2012 results at 1:00 p.m. Eastern time on May 7, 2012.
Dial-In Numbers:     (877) 464-2820 (US and Canada)
    (660) 422-4718 (International)
Conference ID:         71540364
The conference call and presentation will also be webcast on the Company's website www.coeur.com. A replay of the call will be available through May 14, 2012.
Replay number:          (855) 859-2056 (US and Canada)
International replay:     (404) 537-3406 (International)
Conference ID:           71540364

1.
EBITDA, operating cash flow, adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

Cautionary Statement
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated operating results, production levels and operating costs. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the control of Coeur. Anticipated operating, exploration and financial data, and other forward-looking statements in this release are based on information that Coeur believes is reasonable, but involve significant uncertainties affecting the business of Coeur, including, but not limited to, future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction delays and related disruptions in production, disputed mineral claims, currency exchange rates, costs of capital expenditures and the completion and/or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather and geologically related conditions), permitting and regulatory matters (including penalties, fines, sanctions, and shutdowns), risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of Coeur's reports on Form 10-K and Form 10-Q. Current mineralized material estimates were inclusive of disputed and undisputed claims at Rochester. While the Company believes it holds a superior position in the ongoing claim dispute, the Company believes an adverse legal outcome would cause it to modify mineralized material estimates. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.

Donald J. Birak, Coeur's Senior Vice President of Exploration and a qualified person under Canadian NI 43-101, supervised the preparation of the scientific and technical information concerning Coeur's mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each of Coeur's properties as filed on SEDAR at www.sedar.com.

Cautionary Note to U.S. Investors-The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in public disclosures, such as "measured," "indicated," "inferred” and “resources," that are recognized by Canadian regulations, but that SEC guidelines generally prohibit U.S. registered companies from including in their filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us, or from the SEC's website at http://www.sec.gov.

Non-U.S. GAAP Measures

We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including cash operating costs, operating cash flow, adjusted earnings, and EBITDA. We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe cash operating costs, operating cash flow, adjusted earnings and EBITDA are important measures in assessing the Company's overall financial performance.

1.
EBITDA, operating cash flow, adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

About Coeur

Coeur d'Alene Mines Corporation is the largest U.S.-based primary silver producer and a growing gold producer. The Company built and commenced production from three wholly-owned, long-lived mines between 2008 and 2010: the San Bartolomé silver mine in Bolivia, the Palmarejo silver-gold mine in Mexico and the Kensington gold mine in Alaska. Further production has commenced from a new heap leach pad at Coeur's long-time Rochester silver-gold mine in Nevada. The Company also owns and operates the Martha silver-gold mine in Argentina and owns a non-operating interest in a silver-base metal mine in Australia. Coeur conducts ongoing exploration activities near and within its operating properties in Argentina, Mexico, Alaska, Nevada and Bolivia. In addition, Coeur owns strategic minority shareholdings in five silver development companies in North and South America.

For Additional Information:

Stefany Bales, Director of Corporate Communications
(208) 667-8263

Tom Angelos, Senior Vice President & Chief Compliance Officer
(208) 665-0337

1.
EBITDA, operating cash flow, adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

Appendix:

Table 5: Operating Statistics from Continuing Operations:

	Three months ended March 31,
	2,012,000	2,011,000
Silver Operations:
Palmarejo
Tons milled	528,543	398,740
Ore grade/Ag oz	6.12	5.97
Ore grade/Au oz	0.06	0.08
Recovery/Ag oz	76.8%	72.7%
Recovery/Au oz	93.3%	87.4%
Silver production ounces	2,482,814	1,729,766
Gold production ounces	31,081	27,759
Cash operating cost/oz	$(2.27)	$4.80
Cash cost/oz	$(2.27)	$4.80
Total production cost/oz	$13.04	$24.40
San Bartolomé
Tons milled	378,104	387,668
Ore grade/Ag oz	4.62	5.60
Recovery/Ag oz	91.2%	88.6%
Silver production ounces	1,591,292	1,710,948
Cash operating cost/oz	$10.21	$9.13
Cash cost/oz	$11.49	$10.47
Total production cost/oz	$14.02	$13.37
Martha
Tons milled	34,069	17,818
Ore grade/Ag oz	4.43	12.06
Ore grade/Au oz	—	0.02
Recovery/Ag oz	81.4%	83.7%
Recovery/Au oz	64.6%	75.3%
Silver production ounces	122,793	179,985
Gold production ounces	84	244
Cash operating cost/oz	$46.48	$24.44
Cash cost/oz	$47.15	$25.46
Total production cost/oz	$51.85	$29.28
Rochester (A)
Tons milled	2,009,518	—
Ore grade/Ag oz	0.55	—
Ore grade/Au oz	0.004	—
Recovery/Ag oz	40.2%	—
Recovery/Au oz	62.1%	—
Silver production ounces	441,337	333,696
Gold production ounces	5,292	1,451
Cash operating cost/oz	$23.35	$10.28
Cash cost/oz	$24.75	$11.86
Total production cost/oz	$28.67	$13.53

	Three months ended March 31,
	2,012,000	2,011,000
Endeavor
Tons milled	195,846	167,287
Ore grade/Ag oz	3.35	2.00
Recovery/Ag oz	37.8%	44.5%
Silver production ounces	247,958	149,182
Cash operating cost/oz	$16.64	$17.15
Cash cost/oz	$16.64	$17.15
Total production cost/oz	$23.27	$21.30
Gold Operation:
Kensington(B)
Tons milled	43,936	105,820
Ore grade/Au oz	0.18	0.24
Recovery/Au oz	93.4%	92.4%
Gold production ounces	7,444	23,676
Cash operating cost/oz	$2,709	$989
Cash cost/oz	$2,709	$989
Total production cost/oz	$3,598	$1,384
CONSOLIDATED PRODUCTION TOTALS (B)
Total silver ounces	4,886,194	4,103,577
Total gold ounces	43,901	53,130
Silver Operations:(C)
Cash operating cost per oz - silver	$6.29	$8.36
Cash cost per oz - silver	$6.85	$9.10
Total production cost oz - silver	$16.26	$19.02
Gold Operation:(D)
Cash operating cost per oz - gold	$2,709	$989
Cash cost per oz - gold	$2,709	$989
Total production cost per oz - gold	$3,598	$1,384
CONSOLIDATED SALES TOTALS (E)
Silver ounces sold	4,290,049	3,659,154
Gold ounces sold	38,884	65,948
Realized price per silver ounce	$32.61	$31.27
Realized price per gold ounce	$1,702	$1,374

(A)
The Rochester mine recommenced production in the fourth quarter of 2011. The leach cycle at Rochester requires five to ten years to recover gold and silver contained in the ore. The Company estimates the ultimate recovery to be approximately 61% for silver and 92% for gold. However, ultimate recoveries will not be known until leaching operations cease, which is currently estimated for 2017. Current recovery may vary significantly from ultimate recovery. See Critical Accounting Policies and Estimates – Ore on Leach Pad in the Company’s Form 10-K for the year ended December 31, 2011.

(B)	Current production ounces and recoveries reflect final metal settlements of previously reported production ounces.

(C)	Amount includes by-product gold credits deducted in computing cash costs per ounce.

(D)	Amounts reflect Kensington per ounce statistics only.

(E)
Units sold at realized metal prices will not match reported metal sales due primarily to the effects on revenues of mark-to-market adjustments on embedded derivatives in the Company’s provisionally priced sales contracts.

Table 6:
COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS	(In thousands, except share data)
CURRENT ASSETS
Cash and cash equivalents	$151,883	$175,012
Short term investments	1,316	20,254
Receivables	84,782	83,497
Ore on leach pad	29,773	27,252
Metal and other inventory	151,049	132,781
Deferred tax assets	2,090	1,869
Restricted assets	456	60
Prepaid expenses and other	19,943	24,218
	441,292	464,943
NON-CURRENT ASSETS
Property, plant and equipment, net	693,569	687,676
Mining properties, net	1,975,364	2,001,027
Ore on leach pad, non-current portion	10,613	6,679
Restricted assets	29,247	28,911
Marketable securities	20,268	19,844
Receivables, non-current portion	41,641	40,314
Debt issuance costs, net	1,633	1,889
Deferred tax assets	202	263
Other	12,664	12,895
TOTAL ASSETS	$3,226,493	$3,264,441
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$64,307	$78,590
Accrued liabilities and other	8,875	13,126
Accrued income taxes	13,577	47,803
Accrued payroll and related benefits	13,244	16,240
Accrued interest payable	1,122	559
Current portion of capital leases and other debt obligations	80,857	32,602
Current portion of royalty obligation	64,739	61,721
Current portion of reclamation and mine closure	1,978	1,387
Deferred tax liabilities	284	53
	248,983	252,081
NON-CURRENT LIABILITIES
Long-term debt and capital leases	63,934	115,861
Non-current portion of royalty obligation	176,119	169,788
Reclamation and mine closure	32,488	32,371
Deferred tax liabilities	535,180	527,573
Other long-term liabilities	28,236	30,046
	835,957	875,639
SHAREHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 150,000,000 shares, 89,882,510 issued at March 31, 2012 and 89,655,124 issued at December 31, 2011	899	897
Additional paid-in capital	2,586,063	2,585,632
Accumulated deficit	(440,858)	(444,833)
Accumulated other comprehensive loss	(4,551)	(4,975)
	2,141,553	2,136,721
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,226,493	$3,264,441

Table 7:
COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
	2012	2011
	(In thousands, except share data)
Sales of metal	$204,564	$199,624
Production costs applicable to sales	(92,554)	(92,474)
Depreciation, depletion and amortization	(52,592)	(50,041)
Gross profit	59,418	57,109
COSTS AND EXPENSES
Administrative and general	7,596	12,231
Exploration	6,567	2,762
Pre-development, care, maintenance and other	1,068	3,574
Total cost and expenses	15,231	18,567
OPERATING INCOME	44,187	38,542
OTHER INCOME AND EXPENSE
Loss on debt extinguishments	—	(467)
Fair value adjustments, net	(23,113)	(5,302)
Interest income and other	5,007	1,934
Interest expense, net of capitalized interest	(6,670)	(9,304)
Total other income and expense	(24,776)	(13,139)
Income before income taxes	19,411	25,403
Income tax provision	(15,436)	(12,939)
NET INCOME	3,975	12,464
BASIC AND DILUTED INCOME PER SHARE
Basic income per share:
Net income	$0.04	$0.14
Diluted income per share:
Net income	$0.04	$0.14
Weighted average number of shares of common stock
Basic	89,591	89,288
Diluted	89,821	89,653

Table 8:
COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended March 31,
	2012	2011
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,975	$12,464
Add (deduct) non-cash items
Depreciation, depletion and amortization	52,592	50,041
Accretion of discount on debt and other assets, net	541	450
Accretion of royalty obligation	4,580	5,267
Deferred income taxes	7,677	5,870
Loss on debt extinguishment	—	467
Fair value adjustments, net	21,778	6,661
Loss on foreign currency transactions	299	109
Share-based compensation	2,137	8,155
Other non-cash charges	256	632
Changes in operating assets and liabilities:
Receivables and other current assets	(2,956)	(4,841)
Prepaid expenses and other	4,774	(19)
Inventories	(24,722)	(12,493)
Accounts payable and accrued liabilities	(53,929)	(36,977)
CASH PROVIDED BY OPERATING ACTIVITIES	17,002	35,786
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of short term investments	(1,035)	(1,229)
Proceeds from sales and maturities of short term investments	20,018	586
Capital expenditures	(31,647)	(15,918)
Other	185	(51)
CASH USED IN INVESTING ACTIVITIES	(12,479)	(16,612)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes and bank borrowings	—	27,500
Payments on long-term debt, capital leases, and associated costs	(5,166)	(18,531)
Payments on gold production royalty	(21,374)	(14,618)
Payments on gold lease facility	—	(13,800)
Additions to restricted assets associated with the Kensington Term Facility	—	(1,325)
Other	(1,112)	(91)
CASH USED IN FINANCING ACTIVITIES	(27,652)	(20,865)
DECREASE IN CASH AND CASH EQUIVALENTS	(23,129)	(1,691)
Cash and cash equivalents at beginning of period	175,012	66,118
Cash and cash equivalents at end of period	$151,883	$64,427

Table 9:
Operating Cash Flow Reconciliation

(in thousands)	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011

Cash provided by operating activities	$17,002	$87,412	$181,911	$111,065	$35,786
Changes in operating assets and liabilities:
Receivables and other current assets	2,956	(8,904)	10,513	8,138	4,841
Prepaid expenses and other	(4,774)	8,839	8,697	(1,354)	19
Inventories	24,722	17,574	(23,234)	23,575	12,493
Accounts payable and accrued liabilities	53,929	(7,452)	(26,930)	(25,585)	36,977
Operating Cash Flow	$93,835	$97,469	$150,957	$115,839	$90,116

Table 10:
EBITDA Reconciliation

(in thousands)	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Net income (loss)	$3,975	$11,364	$31,060	$38,611	$12,464
Income tax provision	15,436	52,390	27,606	21,402	12,939
Interest expense, net of capitalized interest	6,670	8,222	7,980	9,268	9,304
Interest and other income	(5,007)	4,697	6,610	(2,763)	(1,934)
Fair value adjustments, net	23,113	(19,035)	53,351	12,432	5,302
Loss on debt extinguishments	—	3,886	784	389	467
Depreciation and depletion	52,592	58,166	58,652	57,641	50,041
EBITDA	$96,779	$119,690	$186,043	$136,980	$88,583

Table 11:
Adjusted Earnings Reconciliation

(in thousands)	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Net income (loss)	$3,975	$11,364	$31,060	$38,611	$12,464
Share Based Compensation	2,137	2,861	457	(3,351)	8,155
Deferred income tax provision	7,677	38,614	3,110	4,198	5,870
Interest expense, accretion of royalty obligation	4,580	5,523	4,990	5,770	5,267
Fair value adjustments, net	23,113	(19,035)	53,351	12,432	5,302
Loss on debt extinguishments	—	3,886	784	389	467
Adjusted Earnings (Loss)	$41,482	$43,213	$93,752	$58,049	$37,525

Table 12:
Results of Operations by Mine - Palmarejo

in millions of US$	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Sales of Metal	$123.7	$134.3	$166.9	$123.7	$88.2
Production Costs	$45.9	$47.0	$64.1	$37.7	$37.4
EBITDA	$76.5	$83.7	$100.4	$84.6	$50.2
Operating Income	$38.8	$38.7	$61.6	$43.0	$16.5
Operating Cash Flow	$79.1	$77.4	$91.2	$81.8	$48.4
Capital Expenditures	$7.2	$12.1	$9.5	$10.3	$5.1
Gross Profit	$40.1	$44.7	$61.6	$44.2	$17.1
Gross Margin	32.4%	33.3%	36.9%	35.7%	19.4%

	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Underground Operations:
Tons Mined	158,030	191,966	143,010	144,614	143,831
Average Silver Grade (oz/t)	7.82	8.04	9.36	10.08	8.30
Average Gold Grade (oz/t)	0.11	0.11	0.13	0.14	0.14
Surface Operations:
Tons Mined	347,609	321,881	260,618	276,699	246,879
Average Silver Grade (oz/t)	5.32	5.88	6.56	5.85	4.60
Average Gold Grade (oz/t)	0.04	0.05	0.05	0.06	0.05
Processing:
Total Tons Milled	528,543	505,619	403,978	414,719	398,740
Average Recovery Rate – Ag	76.8%	77.9%	75.9%	78.3%	72.7%
Average Recovery Rate – Au	93.3%	92.4%	93.6%	95.2%	87.4%
Silver Production - oz (000's)	2,483	2,690	2,251	2,371	1,730
Gold Production - oz	31,081	34,108	29,815	33,389	27,759
Cash Operating Costs/Ag Oz	$(2.27)	$(2.13)	$(1.16)	$(3.68)	$4.80

Table 13:
Reconciliation of EBITDA for Palmarejo

in millions of US$	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Sales of metal	$123.7	$134.3	$166.9	$123.7	$88.2
Production costs applicable to sales	(45.9)	(47.0)	(64.1)	(37.8)	(37.4)
Administrative and general	—	—	—	—	—
Exploration	(1.3)	(2.8)	(2.2)	(1.3)	(0.6)
Care and maintenance and other	—	(0.8)	(0.2)	—	—
Pre-development	—	—	—	—	—
EBITDA	$76.5	$83.7	$100.4	$84.6	$50.2

Table 14:
Operating Cash Flow for Palmarejo

in millions of US$	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Cash provided by operating activities	$63.0	$70.9	$104.7	$62.9	$10.1
Changes in operating assets and liabilities:
Receivables and other current assets	5.4	5.7	(0.8)	8.9	(0.4)
Prepaid expenses and other	(1.9)	(3.2)	3.4	(0.4)	1.0
Inventories	4.6	9.9	(16.2)	12.0	16.1
Accounts payable and accrued liabilities	8.0	(5.9)	0.1	(1.6)	21.6
Operating Cash Flow	$79.1	$77.4	$91.2	$81.8	$48.4

Table 15:
Results of Operations by Mine - San Bartolomé

in millions of US$	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Sales of Metal	$41.4	$62.8	$102.8	$55.6	$46.3
Production Costs	$13.6	$21.4	$30.1	$14.1	$14.1
EBITDA	$27.7	$41.2	$72.5	$41.4	$32.1
Operating Income	$23.5	$34.9	$66.7	$36.2	$27.0
Operating Cash Flow	$20.8	$28.7	$49.6	$25.7	$23.6
Capital Expenditures	$10.2	$6.5	$4.4	$3.3	$3.5
Gross Profit	$23.5	$35.3	$66.7	$36.3	$27.1
Gross Margin	56.8%	56.2%	64.9%	65.3%	58.5%

	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Tons Milled	378,104	371,983	428,978	378,640	387,668
Average Silver Grade (oz/t)	4.6	5.4	5.4	5.2	5.6
Average Recovery Rate	91.2%	90.5%	88.6%	87.7%	88.6%
Silver Production (000's)	1,591	1,997	2,051	1,742	1,711
Cash Operating Costs/Ag Oz	$10.21	$9.18	$9.32	$8.73	$9.13

Table 16:
Reconciliation of EBITDA for San Bartolomé

in millions of US$	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Sales of metal	$41.4	$62.8	$102.8	$55.6	$46.3
Production costs applicable to sales	(13.6)	(21.4)	(30.1)	(14.1)	(14.1)
Administrative and general	—	—	—	—	—
Exploration	(0.1)	—	(0.1)	(0.1)	(0.1)
Care and maintenance and other	—	(0.2)	(0.1)	—	—
Pre-development	—	—	—	—	—
EBITDA	$27.7	$41.2	$72.5	$41.4	$32.1

Table 17:
Operating Cash Flow for San Bartolomé

in millions of US$	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Cash provided by (used in) operating activities	$(27.4)	$22.3	$78.1	$38.2	$10.5
Changes in operating assets and liabilities:
Receivables and other current assets	2.2	0.2	5.0	1.5	1.7
Prepaid expenses and other	(2.8)	4.6	0.2	(0.6)	(0.5)
Inventories	4.7	2.9	(7.2)	4.0	4.9
Accounts payable and accrued liabilities	44.1	(1.3)	(26.5)	(17.4)	7.0
Operating Cash Flow	$20.8	$28.7	$49.6	$25.7	$23.6

Table 18:
Results of Operations by Mine - Kensington

in millions of US$	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Sales of Metal	$10.4	$32.9	$44.2	$26.0	$48.1
Production Costs	$17.1	$31.7	$24.3	$12.8	$32.9
EBITDA	$(6.9)	$0.5	$19.6	$12.8	$15.2
Operating Income/(Loss)	$(13.6)	$(6.6)	$10.3	$2.8	$5.8
Operating Cash Flow	$(7.8)	$(4.1)	$14.5	$11.7	$14.0
Capital Expenditures	$10.9	$12.0	$9.2	$7.4	$5.4
Gross Profit/(Loss)	$(13.3)	$(5.7)	$10.3	$3.3	$5.8
Gross Margin	(127.9)%	(17.3)%	23.3%	12.7%	12.1%

	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Tons Milled	43,936	71,700	116,255	121,565	105,820
Average Gold Grade (oz/t)	0.18	0.19	0.24	0.23	0.24
Average Recovery Rate	93.4%	96.5%	91.7%	93%	92.4%
Gold Production	7,444	13,299	25,687	25,758	23,676
Cash Operating Costs/Ag Oz	$2,709	$1,807	$973	$924	$989

Table 19:
Reconciliation of EBITDA for Kensington

in millions of US$	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Sales of metal	$10.4	$32.9	$44.2	$26.0	$48.1
Production costs applicable to sales	(17.1)	(31.7)	(24.3)	(12.8)	(32.9)
Administrative and general	—	—	—	—	—
Exploration	(0.2)	(0.5)	(0.3)	(0.3)	—
Care and maintenance and other	—	(0.2)	—	(0.1)	—
Pre-development	—	—	—	—	—
EBITDA	$(6.9)	$0.5	$19.6	$12.8	$15.2

Table 20:
Operating Cash Flow for Kensington

in millions of US$	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Cash provided by operating activities	$1.1	$9.3	$8.6	$7.6	$17.0
Changes in operating assets and liabilities:
Receivables and other current assets	(10.3)	(5.1)	5.0	(1.0)	8.4
Prepaid expenses and other	(1.0)	0.5	1.3	0.2	(0.1)
Inventories	3.3	(10.1)	(1.3)	8.0	(12.2)
Accounts payable and accrued liabilities	(0.9)	1.3	0.9	(3.1)	0.9
Operating Cash Flow	$(7.8)	$(4.1)	$14.5	$11.7	$14.0

Table 21:
Results of Operations by Mine - Rochester

in millions of US$	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Sales of Metal	$18.8	$11.1	$17.5	$14.4	$14.3
Production Costs	$9.6	$4.2	$11.4	$5.3	$7.4
EBITDA	$7.2	$3.2	$2.7	$(2.2)	$3.4
Operating Income/(Loss)	$5.5	$4.6	$2.1	$(2.9)	$2.9
Operating Cash Flow	$7.2	$3.4	$2.7	$(3.9)	$0.9
Capital Expenditures	$2.6	$7.7	$13.6	$4.2	$1.7
Gross Profit	$7.6	$5.9	$5.5	$8.5	$6.4
Gross Margin	40.4%	53.2%	31.4%	59.0%	44.8%

	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Silver Production (000's)	441	373	352	333	334
Gold Production	5,292	1,993	1,435	1,397	1,451
Cash Operating Costs/Ag Oz	$23.35	$37.99	$36.71	$4.34	$10.28

Table 22:
Reconciliation of EBITDA for Rochester

in millions of US$	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Sales of metal	$18.8	$11.1	$17.5	$14.4	$14.3
Production costs applicable to sales	(9.6)	(4.2)	(11.4)	(5.3)	(7.4)
Administrative and general	—	—	—	—	—
Exploration	(0.7)	(1.5)	(0.2)	(0.3)	—
Care and maintenance and other	(1.3)	(2.2)	(3.2)	(11.0)	(3.5)
Pre-development	—	—	—	—	—
EBITDA	$7.2	$3.2	$2.7	$(2.2)	$3.4

Table 23:
Operating Cash Flow for Rochester

in millions of US$	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Cash provided by (used in) operating activities	$(7.1)	$(11.4)	$0.9	$(2.1)	$1.4
Changes in operating assets and liabilities:
Receivables and other current assets	0.3	(0.2)	0.2	—	(0.3)
Prepaid expenses and other	1.4	0.7	0.7	0.4	(0.1)
Inventories	11.2	14.2	5.9	0.6	1.0
Accounts payable and accrued liabilities	1.4	0.1	(5.0)	(2.8)	(1.1)
Operating Cash Flow	$7.2	$3.4	$2.7	$(3.9)	$0.9

Table 24:
Results of Operations by Mine - Martha

in millions of US$	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Sales of Metal	$3.6	$2.8	$6.0	$4.8	$(0.3)
Production Costs	$3.7	$3.9	$8.1	$3.9	$(0.4)
EBITDA	$(3.7)	$(3.3)	$(3.8)	$(0.5)	$(1.2)
Operating Loss	$(4.3)	$(3.0)	$(4.0)	$(0.4)	$(1.8)
Operating Cash Flow	$(5.1)	$(5.0)	$(1.7)	$(0.9)	$(0.1)
Capital Expenditures	$0.7	$1.4	$1.1	$0.6	$0.3
Gross Profit/(Loss)	$(0.7)	$(1.7)	$(2.3)	$1.8	$(0.5)
Gross Margin	(19.4)%	(60.7)%	(38.3)%	37.5%	na

	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Total Tons Milled	34,069	37,141	24,086	22,122	17,818
Average Silver Grade (oz/t)	4.43	4.65	5.33	5.44	12.06
Average Gold Grade (oz/t)	—	0.01	0.01	0.01	0.02
Average Recovery Rate – Ag	81.4%	75.2%	92.3%	84%	83.7%
Average Recovery Rate – Au	64.6%	74.2%	72.9%	72.4%	75.3%
Silver Production (000's)	123	130	119	101	180
Cash Operating Costs/Ag Oz	$46.48	$33.75	$39.31	$38.79	$24.44

Table 25:
Reconciliation of EBITDA for Martha

in millions of US$	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Sales of metal	$3.6	$2.8	$6.0	$4.8	$(0.3)
Production costs applicable to sales	(3.7)	(3.9)	(8.2)	(3.8)	0.4
Administrative and general	—	—	—	—	—
Exploration	(3.4)	(2.1)	(1.5)	(1.5)	(1.3)
Care and maintenance and other	(0.2)	(0.1)	(0.1)	—	—
Pre-development	—	—	—	—	—
EBITDA	$(3.7)	$(3.3)	$(3.8)	$(0.5)	$(1.2)

Table 26:
Operating Cash Flow for Martha

in millions of US$	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Cash provided by (used in) operating activities	$(7.1)	$(3.2)	$0.2	$(3.2)	$(3.1)
Changes in operating assets and liabilities:
Receivables and other current assets	3.5	(0.9)	2.3	0.2	(5.8)
Prepaid expenses and other	(0.1)	(0.3)	0.4	0.1	—
Inventories	0.4	0.4	(3.3)	0.1	4.1
Accounts payable and accrued liabilities	(1.8)	(1.0)	(1.3)	1.9	4.7
Operating Cash Flow	$(5.1)	$(5.0)	$(1.7)	$(0.9)	$(0.1)

Table 27:
Results of Operations by Mine - Endeavor

in millions of US$	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Sales of Metal	$6.7	$2.8	$6.2	$6.6	$3.1
Production Costs	$2.7	$1.0	$3.2	$3.3	$1.1
EBITDA	$4.0	$1.8	$3.0	$3.3	$2.0
Operating Income	$2.3	$1.1	$2.1	$2.4	$1.4
Operating Cash Flow	$3.5	$2.1	$1.3	$3.6	$2.0
Capital Expenditures	$—	$—	$—	$—	$—
Gross Profit	$2.3	$1.1	$2.1	$2.4	$1.4
Gross Margin	34.3%	39.3%	33.9%	36.4%	45.2%

	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Silver Production (000's)	248	111	138	215	149
Cash Operating Costs/Ag Oz	$16.64	$14.74	$22.26	$20.04	$17.15

Table 28:
Reconciliation of EBITDA for Endeavor

in millions of US$	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Sales of metal	$6.7	$2.8	$6.2	$6.6	$3.1
Production costs applicable to sales	(2.7)	(1.0)	(3.2)	(3.3)	(1.1)
Administrative and general	—	—	—	—	—
Exploration	—	—	—	—	—
Care and maintenance and other	—	—	—	—	—
Pre-development	—	—	—	—	—
EBITDA	$4.0	$1.8	$3.0	$3.3	$2.0

Table 29:
Operating Cash Flow for Endeavor

in millions of US$	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Cash provided by operating activities	$2.5	$2.1	$2.4	$2.5	$2.1
Changes in operating assets and liabilities:
Receivables and other current assets	1.7	(1.2)	(1.4)	2.7	(1.0)
Prepaid expenses and other	—	—	—	—	—
Inventories	0.6	0.1	(0.9)	—	0.9
Accounts payable and accrued liabilities	(1.3)	1.1	1.2	(1.6)	—
Operating Cash Flow	$3.5	$2.1	$1.3	$3.6	$2.0

Table 30:
Reconciliation of Non-U.S. GAAP Cash Costs to U.S. GAAP Production Costs
Three months ended March 31, 2012

(In thousands except ounces and per ounce costs)	Palmarejo	San Bartolomé	Kensington	Rochester	Martha	Endeavor	Total
Total cash operating cost (Non-U.S. GAAP)	$(5,643)	$16,253	$20,168	$10,303	$5,708	$4,127	$50,916
Royalties	—	2,036	—	609	82	—	2,727
Production taxes	—	—	—	12	—	—	12
Total cash costs (Non-U.S. GAAP)	$(5,643)	$18,289	$20,168	$10,924	$5,790	$4,127	$53,655
Add/Subtract:
Third party smelting costs	—	—	(1,083)	—	(1,975)	(788)	(3,846)
By-product credit	52,526	—	—	8,957	141	—	61,624
Other adjustments	244	(194)	7	87	57	—	201
Change in inventory	(1,268)	(4,487)	(2,001)	(10,403)	(320)	(601)	(19,080)
Depreciation, depletion and amortization	37,761	4,219	6,604	1,642	520	1,644	52,390
Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$83,620	$17,827	$23,695	$11,207	$4,213	$4,382	$144,944
Production of silver (ounces)	2,482,814	1,591,292	—	441,337	122,793	247,958	4,886,194
Cash operating cost per silver ounce	$(2.27)	$10.21	$—	$23.35	$46.48	$16.64	$6.29
Cash costs per silver ounce	$(2.27)	$11.49	$—	$24.75	$47.15	$16.64	$6.85
Production of gold (ounces)	—	—	7,444	—	—	—	7,444
Cash operating cost per gold ounce	$—	$—	$2,709	$—	$—	$—	$2,709
Cash cost per gold ounce	$—	$—	$2,709	$—	$—	$—	$2,709

Table 31:
Reconciliation of Non-U.S. GAAP Cash Costs to U.S. GAAP Production Costs
Three months ended March 31, 2011

(In thousands except ounces and per ounce costs)	Palmarejo	San Bartolomé	Kensington	Rochester	Martha	Endeavor	Total
Total cash operating cost (Non-U.S. GAAP)	$8,311	$15,615	$23,410	$3,429	$4,399	$2,558	$57,722
Royalties	—	2,304	—	330	183	—	2,817
Production taxes	—	—	—	200	—	—	200
Total cash costs (Non-U.S. GAAP)	$8,311	$17,919	$23,410	$3,959	$4,582	$2,558	$60,739
Add/Subtract:
Third party smelting costs	—	—	(2,650)	—	(1,373)	(563)	(4,586)
By-product credit	38,468	—	—	2,015	339	—	40,822
Other adjustments	221	(189)	—	42	96	—	170
Change in inventory	(9,631)	(3,612)	12,160	1,341	(4,034)	(895)	(4,671)
Depreciation, depletion and amortization	33,666	5,143	9,365	514	591	619	49,898
Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$71,035	$19,261	$42,285	$7,871	$201	$1,719	$142,372
Production of silver (ounces)	1,729,766	1,710,948	—	333,696	179,985	149,182	4,103,577
Cash operating cost per silver ounce	$4.80	$9.13	$—	$10.28	$24.44	$17.15	$8.36
Cash costs per silver ounce	$4.80	$10.47	$—	$11.86	$25.46	$17.15	$9.10
Production of gold (ounces)	—	—	23,676	—	—	—	23,676
Cash operating cost per gold ounce	$—	$—	$989	$—	$—	$—	$989
Cash cost per gold ounce	$—	$—	$989	$—	$—	$—	$989